Form of

Multiple Class of Shares Plan

for

Fidelity Multi-Strategy Credit Fund

Dated March 2023

This Multiple Class of Shares Plan (the “Plan”), when effective in accordance with its provisions, shall be the written plan contemplated by Rule 18f-3 under the Investment Company Act of 1940 (the “1940 Act”) for the Fidelity Multi-Strategy Credit Fund (the “Fund”). The Fund is a closed-end management investment company under the 1940 Act and was granted exemptive relief by the Securities and Exchange Commission to permit the Fund to offer multiple classes of shares, making the Fund subject to Rule 18f-3 under the 1940 Act as if it were an open-end management investment company.

1. Classes Offered. The Fund may offer up to four classes of its shares: Class A, Class C, Class I and Class L.

2. Distribution and Shareholder Service Fees. Distribution fees and/or shareholder service fees shall be calculated and paid in accordance with the terms of the then-effective plan pursuant to Rule 12b-l under the 1940 Act for the applicable class. Distribution and shareholder service fees currently authorized are as set forth in Schedule I to this Plan.

3. Exchange Privileges. Shares of one class may be exchanged, at the shareholder’s option, for Shares of another class of the Fund (an “intra-Fund exchange”), if and to the extent an applicable intra-Fund exchange privilege is disclosed in the Fund’s Prospectus and subject to the terms and conditions (including the imposition or waiver of any sales load, repurchase fee or early withdrawal charge) set forth in the Prospectus, provided that the shareholder requesting the intra-Fund exchange meets the eligibility requirements of the class into which such shareholder seeks to exchange.

4. Conversion Privileges. After a maximum holding period of 8 years from the initial date of purchase, Class C shares convert automatically to Class A shares of the Fund. Simultaneously, a portion of the Class C shares purchased through the reinvestment of Class C dividends or capital gains distributions (“Dividend Shares”) will also convert to Class A shares of the Fund. The portion of Dividend Shares that will convert at that time is determined by the ratio of converting Class C non-Dividend Shares held by a shareholder to that shareholder’s total Class C non-Dividend Shares. A conversion pursuant to this Section 4 shall be made on the basis of the relative net asset value of the two classes, without the imposition of any sales load, fee, or other charge.

5. Allocations. Income, gain, loss and expenses shall be allocated under this Plan as follows:

A. Class Expenses: The following expenses shall be allocated exclusively to the applicable specific class of shares: (i) distribution and shareholder service fees and (ii) transfer agent fees.

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B. Fund Income, Gain, Loss and Expenses: Income, gain, loss and expenses not allocated to specific classes as specified above shall be charged to the Fund and allocated to each class in a manner consistent with Rule 18f-3(c)(1)(i).

6. Voting Rights. Each class of shares governed by this Plan (i) shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement; and (ii) shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

7. Effective Date of Plan. This Plan shall become effective upon approval by a vote of at least a majority of the Trustees of the Fund, and a majority of the Trustees of the Fund who are not “interested persons” of the Fund, which vote shall have found that this Plan as proposed to be adopted, including expense allocations, is in the best interests of each class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine.

8. Amendment of Plan. Any material amendment to this Plan shall become effective upon approval by a vote of at least a majority of the Trustees of the Fund, and a majority of the Trustees of the Fund who are not “interested persons” of the Fund, which vote shall have found that this Plan as proposed to be amended, including expense allocations, is in the best interests of each class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine.

9. Severability. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

10. Limitation of Liability. Consistent with the limitation of shareholder liability as set forth in the Fund’s Declaration of Trust or other organizational document, any obligations assumed by the Fund or any class thereof, and any agreements related to this Plan shall be limited in all cases to the Fund and its assets, or the relevant class and its assets, as the case may be, and shall not constitute obligations of any other person or class of shares. All persons having any claim against the Fund, or any class thereof, arising in connection with this Plan, are expressly put on notice of such limitation of shareholder liability, and agree that any such claim shall be limited in all cases to the Fund and its assets, or the relevant class and its assets, as the case may be, and such person shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund or the relevant class; nor shall such person seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Fund.

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SCHEDULE I, DATED MARCH 2023, TO MULTIPLE CLASS OF SHARES PLAN FOR

FIDELITY MULTI-STRATEGY CREDIT FUND

FUND/CLASSES OFFERED	SALES CHARGE	DISTRIBUTION FEE (as a percentage of average net assets)	SHAREHOLDER SERVICE FEE (as a percentage of average net assets)
Class A	Up to 5.75%	None	0.25
Class C	None	0.75	0.25
Class I	None	None	None
Class L	Up to 4.25%	0.25	0.25

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